Exhibit 10.20
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 8th day of December, 2006 (the “Effective Date”), by and between S1 Corporation, a Delaware corporation (the “Company”), and Meigan Putnam, an individual (the “Employee”).
     WHEREAS, the Company and the Employee desire to enter into this Employment Agreement to set out the terms and conditions for the employment relationship of the Employee with the Company from and after the Effective Date; and
     WHEREAS, the board of directors of the Company (the “Board”) has approved and authorized the Company’s execution, delivery and performance of this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
     1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Employee and the Employee agrees to be employed by the Company for the Employment Period set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof. Terms used herein with initial capitalization not otherwise defined are defined in Section 20 below.
     2. Term. The initial term of employment under this Agreement shall be for a three-year period commencing on the Effective Date (the “Initial Term”). The term of employment shall be automatically renewed for an additional consecutive 12-month period (the “Extended Term”) as of the first and every subsequent anniversary of the Effective Date, unless and until either party provides written notice to the other party in accordance with Section 10 hereof not less than 90 days before such anniversary date that such party is terminating the term of employment under this Agreement (“Non-Renewal”), which termination shall be effective as of the end of such Initial Term or Extended Term, as the case may be, or until such term of employment is otherwise sooner terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period.” A notice of Non-Renewal given by either party to this Agreement shall not be deemed a termination of the Employee’s employment for purposes of Section 9 of this Agreement unless otherwise expressly provided in such notice of Non-Renewal. The Company’s obligations under Section 9 hereof shall survive the expiration or termination of the Employment Period.
     3. Position and Duties. The Employee shall initially serve as the General Manager, Enterprise Insurance Business Unit of the Company. In any role in which the Employee is employed with the Company, the Employee shall render executive, policy and other management services to the Company of the type customarily performed by persons serving in such capacity. The Employee shall initially report to the Acting President, Enterprise Business Unit of the Company unless otherwise determined by the Company. The Employee shall also perform such other duties with the Company and with any Subsidiary as the CEO of the Company or the Board may from time to time reasonably determine and assign to the Employee. The Employee shall devote the Employee’s reasonable best efforts and substantially full business time to the performance of the Employee’s duties and the advancement of the business and affairs of the Company. The Employee agrees that during the Employment Period he or she will not be entitled to additional compensation for serving as a member of the board of directors of the Company or any Subsidiary if he or she is elected to serve thereon.
     4. Place of Performance. In connection with the Employee’s employment by the Company, the Employee shall be based at the offices of the Company in Atlanta, Georgia except as otherwise agreed by the Employee and the Company and except for reasonable travel on Company business.

     5. Compensation and Benefits; Stock Options.
          (a) Base Salary. During the Employment Period, the Company shall pay to the Employee an annual base salary (the “Base Salary”) at the rate of $200,000 per year. The Base Salary will be reviewed at least annually and may be increased at the discretion of the Company. The Base Salary shall be payable semi-monthly or in such other installments as shall be consistent with the Company’s payroll procedures.
          (b) Annual Bonus. The Employee will be eligible to receive an annual on target bonus, payable no later than the end of the first fiscal quarter of each calendar year during the Employment Period (pro-rated for any period that is less than 12 months) of up to $200,000 for such calendar year, based on the attainment of specific Company and individual performance targets as may be assigned by the Company annually.
          (c) Benefits. During the Employment Period, the Employee will be entitled to participate in any fringe benefit welfare benefit plan of the Company (on the same terms as provided to other employees of the Company), including any plan providing for employee stock purchases, pension or retirement income, retirement savings, employee stock ownership, deferred compensation or medical, prescription, dental, disability, employee life, group life, accidental death or travel accident insurance benefits that the Company may adopt for the benefit of employees, in accordance with the terms of such plan. Nothing in this Agreement shall restrict the right of the Company to change insurance carriers and to adopt, amend, terminate or modify employee benefit plans and arrangements at any time and without the consent of the Employee.
          (d) Stock Options. The Company may grant options to purchase the stock of the Company to the Employee in accordance with the terms of the Company’s stock option plans.
          (e) Vacation; Holidays. The Employee shall be entitled to all public holidays observed by the Company and to annual vacation for such number of days as may be determined by the Company, and otherwise in accordance with the applicable vacation policies for senior executives of the Company, which shall be taken at a reasonable time or times.
          (f) Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due Employee under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy or are otherwise authorized by the Employee.
     6. Expenses. The Employee is expected and is authorized to incur reasonable expenses in the performance of her duties hereunder. The Company shall reimburse the Employee for all such expenses in accordance with the Company’s expense reimbursement policy, upon periodic presentation by the Employee of an itemized account, including reasonable substantiation, of such expenses.
     7. Confidentiality, Non-Disclosure and Non-Competition Agreement.
          Concurrently with the execution of this Agreement, the parties are entering into an Employee Covenants Agreement (the “Related Agreement”).
     8. Termination of Employment.
          (a) Permitted Terminations. The Employee’s employment hereunder may be terminated during the Employment Period under the following circumstances:
          (i) Death. The Employee’s employment hereunder shall terminate upon the Employee’s death;

          (ii) By the Company. The Company may terminate the Employee’s employment:
               (A) If the Employee shall have been substantially unable to perform the Employee’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for three consecutive months (provided, that until such termination, the Employee shall continue to receive her compensation and benefits hereunder, reduced by any benefits payable to him or her under any disability insurance policy or plan applicable to him or her); or
               (B) For Cause;
          (iii) By the Employee. The Employee may terminate her employment for any reason or for no reason.
          (b) Termination. Any termination of the Employee’s employment by the Company or the Employee (other than because of the Employee’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. Termination of the Employee’s employment shall take effect on the Date of Termination.
     9. Compensation Upon Termination or Change in Control.
          (a) Death. If the Employee’s employment is terminated during the Employment Period as a result of the Employee’s death, the Company shall pay to the Employee’s estate, or as may be directed by the legal representatives of such estate, the Employee’s Base Salary due through the Date of Termination, a pro rata portion of the annual bonus that would have been payable for the calendar year of termination if the Employee’s employment had not terminated (calculated based upon actual results through the Date of Termination and based upon budget for the remainder of the period and pro rated for the portion of the year during which the Employee was employed) and all other unpaid amounts, if any, to which the Employee is entitled as of the Date of Termination, at the time such payments are due, and the Company shall have no further obligation to the Employee under this Agreement.
          (b) Disability. If the Company terminates the Employee’s employment during the Employment Period because of the Employee’s disability pursuant to Section 8(a)(ii)(A) hereof, the Company shall pay the Employee the Employee’s Base Salary due through the Date of Termination, a pro rata portion of the annual bonus that would have been payable for the calendar year of termination if the Employee’s employment had not terminated (calculated based upon actual results through the Date of Termination and based upon budget for the remainder of the period and pro rated for the portion of the year during which the Employee was employed) and all other unpaid amounts, if any, to which the Employee is entitled as of the Date of Termination, at the time such payments are due, and the Company shall have no further obligations to the Employee under this Agreement; provided, that payments so made to the Employee with respect to any period that the Employee is substantially unable to perform the Employee’s material duties hereunder by reason of illness, physical or mental illness or other similar incapacity shall be reduced by the sum of the amounts, if any, payable to the Employee by reason of such disability, at or prior to the time of any such payment, under any disability insurance policy or benefit plan and which amounts have not previously been applied to reduce any such payment.
          (c) Termination by the Company for Cause or by the Employee without Good Reason. If, during the Employment Period, the Company terminates the Employee’s employment for Cause pursuant to Section 8(a)(ii)(B) hereof or the Employee terminates her employment without Good Reason, the Company shall pay the Employee the Employee’s Base Salary due through the Date of Termination, and all other unpaid amounts, if any, to which the Employee is entitled as of the Date of Termination, at the time such payments are due, and the Company shall have no further obligations to the Employee under this Agreement. In the event that the Company intends to terminate the Employee for Cause, the Employee shall have a reasonable opportunity, together with her counsel, to be heard before the Board of Directors of the Company before such termination.
          (d) Termination by the Company without Cause or by the Employee with Good Reason. Subject to Section 9(e) below, if the Company terminates the Employee’s employment during the Employment Period other than for Cause, disability or death pursuant to Section 8(a)(i) or (ii) hereof or the Employee terminates employment hereunder with Good Reason, the Company shall (i) pay the Employee the Employee’s Base Salary due through the Date of Termination, a pro rata portion of the annual bonus that would have been payable for the calendar year of termination if the Employee’s employment had not terminated (calculated based upon actual results through the Date of Termination and based upon budget for the remainder of the period and pro rated for the portion of the year during which the Employee was employed) and all other unpaid amounts, if any, to which the Employee is entitled as of the Date of Termination, at the time such payments are due, (ii) pay, during the 12-month period commencing on the Date of Termination (the “Severance Period”), to the Employee an aggregate amount equal to Employee’s Base Salary, payable in equal installments on the Company’s regular salary payment dates, (iii) make a one time payment to the Employee equal to the average of the prior three calendar years’ bonus/commission paid to the Employee; provided, if the Employee has been employed at the Company for a shorter period than would allow the calculation under this subsection, the payment under this subsection shall be calculated by taking the average bonus paid to the employee in the actual calendar years prior to the calendar year in which the Employee is terminated, divided by the number of such years; (iv) shall continue in effect during the Severance Period the employee benefits provided to the Employee under Section 5(c) hereof immediately before the Date of Termination (except to that, to the extent such benefits are provided pursuant to a qualified plan under Section 401(a) of the Code, the Company shall provide a substantially equivalent nonqualified benefit) and (v) shall cause all of the outstanding options then held by the Employee to purchase stock of the Company to be: (A) fully vested and exercisable if such termination occurs within two years after a Change in Control (or before a Change in Control has occurred, but after the Company has commenced negotiations of a transaction that results in a Change in Control) or (B) if (A) does not apply, vested and exercisable to the same extent that such options would have been vested and exercisable if the Executive had continued to be employed by the Company during the 24 months immediately following the Date of Termination (the “Vesting Period”); provided, notwithstanding anything herein to the contrary in this Agreement, the provision for acceleration of options described in this paragraph will not apply to any options restricted stock, SAR or other awards approved by the S1 Board of Directors and/or granted to Employee on or about November 1, 2006; provided further, that no notice of Non-Renewal shall be deemed to be a termination of the Employee’s employment for such purposes unless otherwise expressly provided in such notice of Non-Renewal. As a condition precedent to the receipt of the foregoing payments and benefits, if requested by the Company, the Employee shall enter into an agreement with the Company confirming the Company’s right to continued performance by the Employee of the Employee’s obligations under the Related Agreement during the period following termination of the Employee’s employment.
          (e) Limitation on Parachute Payments. Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Employee with the Company or any subsidiary or affiliate, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Employee (including groups or classes of participants or beneficiaries of which the Employee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Employee (a “Benefit Arrangement”), if the Employee is a “disqualified individual,” as defined in Section 280G(c) of the Code, no payment or benefit shall be made or provided to the Employee or become vested, exercisable or payable, as applicable, (i) to the extent that such payment, right to exercise, vesting, or other benefit, taking into account all other payments, rights, or benefits to or for the Employee, or becoming vested, exercisable or payable, as the case may be, under this Agreement, all Other Agreements and all Benefit Arrangements, would cause any such payment, right to exercise, vesting or other benefit to which the Employee is or would be entitled under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Employee under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Employee without causing any such payment, right to exercise, vesting or other benefit to be considered a Parachute Payment. In the event that the receipt of any such payment, right to exercise, vesting, or other benefit under this

Agreement, in conjunction with all other rights, payments, or benefits to or for the Employee under any Other Agreement or any Benefit Arrangement would cause the Employee to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by the Employee as described in clause (ii) of the preceding sentence, then the Employee shall have the right, in the Employee’s sole discretion, to designate those rights, payments or benefits (or the vesting or exercisability thereof) under this Agreement, any Other Agreements and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the right, payment or benefit to the Employee (or the vesting or exercisability thereof) under this Agreement be deemed to be a Parachute Payment. All determinations required to be made under this Section 9(e), including whether and when a reduction in rights, payments or benefits (or the vesting or exercisability thereof) is required and the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other certified public accounting firm reasonably acceptable to the Company as may be designated by the Employee in writing (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee or the Company. In the event that the Accounting Firm is serving as accountant or auditor for the Company or any individual, entity or group effecting a change in the ownership or effective control of the Company (within the meaning of Section 280G of the Code), the Employee shall appoint another nationally recognized accounting firm that is reasonably acceptable to the Company to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.
          (f) Liquidated Damages. The parties acknowledge and agree that damages which will result to the Employee for termination by the Company without Cause or other breach of this Agreement by the Company shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to the Employee under Section 9(d) hereof (the “Severance Payments”) shall constitute liquidated damages for any breach of this Agreement by the Company through the Date of Termination. The Employee agrees that, except for such other payments and benefits to which the Employee may be entitled as expressly provided by the terms of this Agreement or any applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Employee may make by reason of termination of her employment or any such breach of this Agreement and that, as a condition to receiving the Severance Payments, the Employee will execute a release of claims in a form reasonably satisfactory to the Company.
     10. Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:
(i)	If to the Company:
S1 Corporation
3500 Lenox Road
Suite 200
Atlanta, GA 30326
Fax: 404 923 6717
Attn: Chief Legal Officer
with a copy (which shall not constitute notice) to:
Stuart G. Stein
Hogan & Hartson, L.L.P.
555 13th Street, N.W.
Washington, D.C. 20004-1190
Fax: 202/637-5910

(ii)	If to the Employee:

Fax:
     Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed or telecopied in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
     11. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
     12. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 9, 10, 11, 13, 17 and 20 hereof and this Section 12 shall survive the termination of employment of the Employee. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.
     13. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Employee’s death, the personal representative or legatees or distributees of the Employee’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Employee hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Company or similar transaction involving the Company or a successor corporation. The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
     14. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.
     15. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
     16. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
     17. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

     18. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Employee, there being no representations, warranties or commitments except as set forth herein.
     19. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
     20. Definitions.
          “Accounting Firm” is defined in Section 9(e) above.
          “Agreement” means this Employment Agreement.
          “Base Salary” is defined in Section 5(a) above.
          “Benefit Arrangement” is defined in Section 9(e) above.
          “Board” means the board of directors of the Company.
          “Cause” means (i) the indictment by a grand jury or conviction of a felony or a crime involving moral turpitude (excluding a traffic violation not involving any period of incarceration) or the willful commission of any other act or omission involving dishonesty or fraud with respect to, and materially adversely affecting the business affairs of, the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) conduct tending to bring the Company or any of its Subsidiaries into public disgrace or disrepute that is determined by the Company to cause or be reasonably likely to cause substantial injury to the business and operations of the Company or such Subsidiary, (iii) substantial and repeated failure to perform duties, including but not limited to achieving mutually agreed to quarterly goals, of the office held by the Employee as reasonably directed by the Company (other than any such failure resulting from the Employee’s incapacity due to injury or illness), and such failure is not cured within 30 days after the Employee receives written notice thereof from the Company that specifically identifies the manner in which the Company believes the Employee has not substantially performed her duties, (iv) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries that causes substantial and material injury to the business and operations of the Company or such Subsidiary or (v) any material breach of the Related Agreement. For purposes of this provision, no act or failure to act, on the part of the Employee, shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.
          “Change in Control” means the earliest to occur of the following: (i) any person (other than a corporation (a “Holding Company”) all of the common stock of which is owned, immediately after the transaction, by persons who owned more than 50 percent of the voting shares of the Company immediately before the transaction) becomes the beneficial owner of 50 percent or more of the total number of voting shares of the Company; (ii) any person (other than the persons named as proxies solicited on behalf of the Board) holds revocable or irrevocable proxies, as to the election or removal of two or more directors of the Company, for more than 50 percent of the total number of voting shares of the Company; (iii) any person (other than a Holding Company) has commenced a tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of more than 50 percent of the total number of voting shares of the Company; (iv) there is a sale or other transfer of all or substantially all of the assets of the Company other than to a Holding Company or a corporation controlled by the Company or (v) as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transaction shall cease to constitute at least a majority of the Board or any successor corporation. In the event that the Company (or any successor entity) becomes a subsidiary of a Holding Company, references to the Company in the preceding sentence shall be deemed to be references to the Holding Company. Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred under clauses (ii) or (iii) above if within 30 days of such action, the Board (by a two-thirds affirmative vote of the directors in office before such action occurred) makes a determination that such action does not and is not likely to constitute a change in control of the Company. For purposes of this definition, a “person” includes an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, unincorporated organization, joint-stock company, or similar organization or group acting in concert. A person for these purposes shall be deemed to be a beneficial owner as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company” means S1 Corporation and its successors and assigns.
          “Date of Termination” means (i) if the Employee’s employment is terminated by the Employee’s death, the date of the Employee’s death; (ii) if the Employee’s employment is terminated because of the Employee’s disability pursuant to Section 8(a)(ii)(A) hereof, 30 days after Notice of Termination, provided that the Employee shall not have returned to the performance of the Employee’s duties on a full-time basis during such 30-day period; (iii) if the Employee’s employment is terminated by the Company for Cause pursuant to Section 8(a)(ii)(B) hereof or by the Employee pursuant to Section 8(a)(iii) hereof, the date specified in the Notice of Termination; or (iv) if the Employee’s employment is terminated during the Employment Period other than pursuant to Section 8(a), the date on which Notice of Termination is given.
          “Effective Date” means December 8, 2006.
          “Employment Period” is defined in Section 2 above.
          “Employee” means Meigan Putnam
          “Good Reason” means (i) the Company’s failure to perform or observe any of the material terms or provisions of this Agreement, and the continued failure of the Company to cure such default within 30 days after written demand for performance has been given to the Company by the Employee, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; (ii) a material reduction in the scope of the Employee’s duties; ; (ii) any requirement by the Company without the written consent of the Employee that the Employee relocate to a place other than Atlanta, Georgia or more than 50 miles from Atlanta, Georgia to perform her duties hereunder; (iii) the failure of the Company to obtain the assumption of the Company’s obligations under this Agreement by a successor as contemplated by Section 13 of this Agreement; or (iv) the occurrence of a Change in Control where the Employee has provided not less than six months’ prior written notice to the Company of her intention to exercise a termination for Good Reason within thirty days of the occurrence of a Change in Control, and (unless the Company advises the Employee in writing that it will not be necessary for her to continue as an employee during such notice period) the Employee shall have continued as an employee in good standing for such six month notice period. If the Employee continues as an employee of the Company during such notice period, the Employee will be compensated her Base Salary and a pro rata portion of her Annual Bonus as otherwise earned under the bonus plan for the period in which it is earned.
          “Initial Term” is defined in Section 2 above.
          “Non-Renewal” is defined in Section 2 above.
          “Notice of Termination” is defined in Section 8(b) above.
          “Other Agreement” is defined in Section 9(e) above.
          “Parachute Payment” is defined in Section 9(e) above.

          “Related Agreement” is defined in Section 7 above.
          “Severance Period” is defined in Section 9(d) above.
          “Subsidiary” means any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries and any partnership, limited liability company or other entity in which the Company or any subsidiary owns a controlling interest.
     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf, as of the Effective Date.

S1 CORPORATION
By:	/s/ Johann Dreyer
Johann Dreyer
Chief Executive Officer

THE EMPLOYEE:
/s/ Meigan Putnam

CONFIDENTIALITY, NON-DISCLOSURE
AND NON-SOLICITATION AGREEMENT
     In consideration and as a condition of my employment by S1 Corporation, a Delaware corporation (the “Company”, which term shall also include any subsidiaries and divisions of S1 Corporation), I hereby agree with the Company as follows:
      1. Nondisclosure and Use of Proprietary Information.
     (a) I represent and warrant that: (i) I am not subject to any legal or contractual duty or agreement that would prevent me from performing my duties for the Company or complying with this Agreement, and I am not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.
     (b) I will not: use, disclose, or reverse engineer the Trade Secrets or the Confidential Information, except as authorized in writing by the Company; (ii) during my employment with the Company, use, disclose, or reverse engineer (A) any confidential information or trade secrets of any former employer or third party, or (B) any works of authorship developed in whole or in part by me during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon my resignation or termination, (A) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) which are in my possession or control, or (B) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s written consent.
     (c) The obligations under this Agreement shall (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (ii) with regard to the Confidential Information, remain in effect during the Restricted Period.
     (d) The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.
     (e) For purposes of this Agreement, the following definitions shall apply:
          (i) “Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers of the Company, and (vi) information concerning the Company’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (b) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (c) otherwise enters the public domain through lawful means.
          (ii) “Restricted Period” means the time period during my employment with the Company, and for one (1) year after my employment with the Company ends.
          (iii) “Trade Secrets” means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
      2. Assignment of Developments.
     (a) I understand that my employment duties may include inventing in areas directly or indirectly related to the business of the Company or to a line of business that the Company may reasonably be interested in pursuing. All Work Product shall constitute work made for hire. If (i) any of the Work Product may not be considered work made for hire, or (ii) ownership of all right, title, and interest in and to the Work Product will not vest exclusively in the Company, then, without further consideration, I assign all presently-existing Work Product to the Company, and agree to assign, and automatically assign, all future Work Product to the Company.
     (b) The Company will have the right to obtain and hold in its own name copyrights, patents, design registrations and continuations thereof, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Company’s request, I agree to perform, during or after my employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to: (i) executing all documents (including a formal assignment to the Company) for filing an application or registration for protection of the Work Product (an “Application”), (ii) explaining the nature of the Work Product to persons designated by the Company, (iii) reviewing Applications and other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications. I agree to provide the Company with a written description of any Work Product in which I am involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product.
     (c) During my employment and after my employment with the Company ends, I grant to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, and (iii) authorize others to do the same. I will notify the Company in writing of any Licensed Materials I deliver to the Company.
     (d) For purposes of this Agreement, the following definitions shall apply:
          (i) “Licensed Materials” means any materials that I utilize for the benefit of the Company, or deliver to the Company or the Company’s customers, which (i) do not constitute Work Product, (ii) are created by me or of which I am otherwise in lawful possession, and (iii) I may lawfully utilize for the benefit of, or distribute to, the Company or the Company’s customers.
          (ii) “Work Product” means (a) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of me, and artistic works, and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by me while employed by the Company and that either (i) is created within the scope of my employment, (ii) is based on, results from, or is suggested by any work performed within the scope of my employment and is directly or indirectly related to the business of the Company or a line of business that the Company may reasonably be interested in pursuing, (iii) has been or will be paid for by the Company, or (iv) was created or improved in whole or in part by using the Company’s time, resources, data, facilities, or equipment.

      3. Non-Solicitation.
     (a) During the Restricted Period, I will not, directly or indirectly, solicit, recruit or induce any Employee to (i) terminate her employment relationship with the Company, or (ii) work for any other person or entity engaged in the Business.
     (b) During the Restricted Period, I will not directly or indirectly solicit any Customer of the Company for the purpose of providing any goods or services competitive with the Business. The restrictions set forth in this Section apply only to Customers with whom I had Contact.
     (c) For purposes of this Agreement, the following definitions shall apply:
          (i) “Business” shall mean the business of developing, designing, and implementing computer applications that allow banks, brokerage firms, and insurance companies to enable their customers to access financial information and conduct transactions over multiple delivery channels.
          (ii) “Contact” means any interaction between a Customer and me which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company and (ii) occurs during the last year of my employment with the Company (or during my employment if employed less than a year).
          (iii) “Customer” means any person or entity to whom the Company has sold its products or services, or solicited to sell its products or services.
          (iv) “Employee” means any person who (i) is employed by the Company at the time my employment with the Company ends, (ii) was employed by the Company during the last year of my employment with the Company (or during my employment if employed less than a year), or (iii) is employed by the Company during the Restricted Period.
      4. Equitable Relief.
     If I breach this Agreement, I agree that: (a) the Company would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and (c) if the Company seeks injunctive relief to enforce this Agreement, I will waive and will not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.
      5. No Right to Continued Employment.
     I understand that this Agreement does not create a contract of employment or a contract for benefits. Except as set forth in a separate agreement duly authorized and executed by the Company, my employment relationship with the Company is at-will. This means that at either my option or the Company’s option, my employment may be terminated at any time, with or without cause or notice.

      6. Attorneys’ Fees
     In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.
      7. Waivers.
     Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.
      8. Acknowledgment; Severability.
     I acknowledge that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon my right to work or earn a living in the event my employment with the Company ends. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.
      9. Survival of Obligations.
     I understand that I shall not have the right to assign my rights or obligations under this Agreement. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of, or reason for, such termination.
      10. Assignment.
     This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon me.
      11. Governing Law.
     The laws of the State of Delaware shall govern this Agreement. If Delaware’s conflict of law rules would apply another state’s laws, the Company and I agree that Delaware law shall still govern.
      12. Entire Agreement.
     This Agreement constitutes the entire agreement between the Company and me concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Company and me relating to the subject matter of this Agreement.
      13. Consent to Jurisdiction.
     I agree that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Atlanta, Georgia. I consent to the personal jurisdiction of the state and/or federal courts located in Georgia. I waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

     IN WITNESS WHEREOF, the undersigned has executed this Confidentiality, Non-Disclosure and Non-Solicitation Agreement as of the 8th day of December, 2006.

/s/ Megian Putnam
Signature

Name: Meigan Putnam

361 17th St. NW, Unit 1209 Atlanta, Georgia 30363 Address

Agreed to and Accepted: S1 CORPORATION
By:	Johann Dreyer